Exhibit 99.1

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

Seller:	TST WATERVIEW I, L.L.C.,
a Delaware limited liability company

Purchaser:	VERISIGN, INC.,
a Delaware corporation

Escrow Agent:	ANCHOR TITLE INSURANCE COMPANY,
a Maryland corporation, as agent for Ticor Title Insurance Company

Property:	Waterview I at Woodland Park, Herndon, Virginia

TABLE OF CONTENTS

1.	Purchase and Sale of Property

2.	Purchase Price; Deposit

3.	Documents to be Provided or Made Available by Seller

4.	Review Period

5.	Title

6.	Seller’s Representations and Warranties

7.	Seller’s Covenants

8.	Conditions

9.	Damage, Destruction and Condemnation

10.	Closing

11.	Certain Defined Terms/Synthetic Provisions

12.	Indemnifications

13.	Remedies

14.	Brokers

15.	Miscellaneous

16.	Arbitration of Certain Disputes

17.	Tax Deferred Exchange

18.	SEC Reporting Requirements

19.	VeriSign’s Representation and Warranty

EXHIBITS AND SCHEDULES

EXHIBITS

A – Property Description – Building Parcel

B – Reserved

C – Reserved

D – Lawsuits

E – Leases

F – Existing Contracts

G – List of Known Violations

H – Special Assessments

I – Form of Special Warranty Deed

J – Form of Bill of Sale

K – Form of Assignment and Assumption Agreement

L – Form of Seller’s Certificate Regarding Representations and Warranties

M – Form of Guaranty

N – Form of Association Estoppel

SCHEDULES

2.1 – Prorations

6.4 – Environmental Reports

6.16 – Certificates of Occupancy

10.7 – Free Rent Funds Amount

AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS

This AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of May 15, 2003 (being the Effective Date, as such term is defined herein), by and among:  TST WATERVIEW I, L.L.C., a Delaware limited liability company (“Seller”); VERISIGN, INC., a Delaware corporation, on behalf of its designees, successors and assigns (“Purchaser”); and ANCHOR TITLE INSURANCE COMPANY, a Maryland corporation, as agent for Ticor Title Insurance Company (“Escrow Agent”).

RECITALS

A.                                   Pursuant to that certain Deed of Lease (the “Lease”), dated as of July 19, 2001, Seller, as landlord, leased to Purchaser, as tenant, certain real property, together with a thirteen (13) story office building constructed by Seller thereon, and other improvements, rights and benefits associated therewith (including, without limitation, the Parking Garage constructed by Seller immediately adjacent thereto) located in Herndon, Fairfax County, Virginia, and commonly known as Waterview I at Woodland Park.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B.                                     Pursuant to Section 32.1 of the Lease, Seller granted to Purchaser an option (the “Primary Purchase Option”) to purchase the Property (as defined in Section 1 below), subject to the terms and conditions set forth therein.  Purchaser has elected to exercise its Primary Purchase Option.  Accordingly, Purchaser and Seller are entering into this Agreement.

C.                                     Final Completion (including punch list items) by Seller of the Base Building Work (sometimes also referred to herein as “Landlord’s Work”) pursuant to the terms of the Lease and the Design and Construction Agreement attached as Exhibit “C” thereto (the “Work Agreement”) has occurred.

D.                                    As part of the conveyance hereunder, Seller will assign and transfer to Purchaser all of Seller’s rights under all contracts between Seller (or Seller’s Affiliates, as defined below) and third parties relating to the design and construction (to the extent assignable) of the Building and Landlord’s Work (to the extent related to the Building, the Land or the Parking Garage, including, without limitation, all warranties and guaranties for such construction and any Building equipment installed as a part thereof (all such agreements, but excluding any agreements of Seller relating solely to the design and/or construction of the Required Improvements (as defined in the Lease), if any, the “Construction and Design Agreements”).  Such assignment shall be evidenced by the execution and delivery of the Assignment (as hereinafter defined).

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Purchase and Sale of Property.

Upon the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following (collectively, the “Property”):  (a)(i) that certain parcel of real property designated as Fairfax County Tax Map Parcel 16-3((1)) 29C1 (“Parcel 29C1”), as more particularly described in Exhibit A attached hereto (the “Land”) and any and all improvements thereon, whether now existing or hereinafter constructed, and appurtenances thereto, known as Waterview I, and containing approximately 501,884 square feet of ground area, approximately 11.52167 acres of land, 420,725 FAR square feet of density, and approximately 404,665 net square feet of rentable area in a thirteen (13) story office building (the “Building”), (ii) a six (6) story parking garage (the “Parking Garage”) containing approximately 1575 parking spaces therein and located adjacent to the Building on the Land, (iii) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Land, (iv) all appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to the Land, including, without limitation, all of Seller’s rights pursuant to the Association Declaration (as defined in the Lease), as may be amended from time to time as may be provided for therein, (v) all right, title and interest of Seller in and to any roads, streets and ways, public and private, serving the Land (including, without limitation, all rights to develop the Land granted by governmental entities having jurisdiction over said Land from time to time) (collectively, the “Real Property”); together with (b) all Leases, if any, for any portion of the Real Property; together with (c) all existing or hereafter acquired furniture, furnishings, fixtures equipment, inventory and other tangible personal property owned by Seller and located at or used in connection with the Real Property, and all replacements, substitutions, additions, accessions, parts, repairs and modifications thereto, and all products and proceeds thereof (collectively, the “Tangible Personal Property”); together with (d) all intangible property owned by Seller or affecting or relating to the Real Property or Tangible Personal Property (including, without limitation, all refundable tenant security and other deposits, if any, and interest thereon), all licenses, permits, accounts, authorizations, approvals, certificates of occupancy and other consents and approvals necessary for the current use and operation of the Property, and all right, title and interest of Seller in all transferable warranties (including, without limitation, all warranties and guaranties related to the construction of improvements on the Property), telephone exchange numbers, trade names (except that the right to use the trade name “Waterview at Woodland Park” shall be non-exclusive with that of Seller), plans and specifications and development rights related to any of the foregoing) (collectively, the “Intangible Personal Property”) (it being understood, however, that to the extent any such Intangible Personal Property is indivisible between Waterview I and Waterview II/III (e.g., a permit that is applicable to both), the Property so conveyed to Purchaser under this Agreement shall contain such item of Intangible Personal Property as properly and lawfully divided by Seller and equitably apportioned with respect to the applicable parcels until conveyed to Purchaser, if at all.  The rentable square footage of the Building (the “Rentable Area”) is calculated in accordance with the BOMA Standard (as defined in the Lease), and is hereby stipulated to by Purchaser and Seller (unless another measurement is agreed to pursuant to the Lease prior to the Closing Date).  Notwithstanding anything to the contrary herein, Seller shall not convey to Purchaser, and Purchaser does not hereby assume, any obligations of Seller with respect to the Required Improvements, except with respect to any ongoing obligations required of users with respect to transportation management strategies, as provided for in the Proffers and Development Conditions (the “Transportation Strategies”).

2.                                       Purchase Price; Deposit.

2.1.                              The purchase price to be paid by Purchaser to Seller for the Property shall be $84,279,650.00 (the “Purchase Price”), subject to prorations, closing cost allocations and other adjustments set forth herein.  The Purchase Price shall be reduced by an amount equal to any credits, allowances, brokerage commissions or other amounts owed by Seller, as landlord, to Purchaser, as tenant, or any other party under or by virtue of the Lease, as set forth and described on Schedule 2.1 hereto.

2.2.                              There shall be no earnest money deposit required from Purchaser in connection with this Agreement.

2.3.                              At Closing, Purchaser shall pay, through the closing escrow established with Escrow Agent, the Purchase Price, as adjusted to reflect the closing adjustments and prorations provided for in this Agreement, which adjusted balance shall be payable by certified or cashier’s check or by bank wire transfer.  Escrow Agent shall disburse all of the adjusted Purchase Price to Seller upon Closing.

3.                                       Documents to be Provided or Made Available by Seller.

3.1.                              Within two (2) days after the Effective Date (as defined in Section 15.10 below), Seller shall make available to Purchaser and its designees for inspection and copying at Seller’s offices in the metropolitan Washington, D.C. area, true, complete and accurate copies of all of the items set forth in Section 3.2 which affect or relate to in any way the Property or any part thereof or interest therein (“Seller’s Deliveries”), to the extent same are (a) not already in Purchaser’s possession, custody or control and (b) in Seller’s or Seller’s Affiliates’, or their agents’, possession, custody or control.  The date upon which all of Seller’s Deliveries are made available to Purchaser, upon being confirmed in writing by Purchaser and Seller acting reasonably and in good faith, is hereinafter referred to as the “Document Delivery Date.”  Upon Purchaser’s specific written request, Seller agrees to deliver true, complete and accurate copies of certain of the items referenced below (provided that Seller may, if a request is made for a category of items rather than for specific items, respond by making the category of items available for Purchaser to review at Seller’s local office).

3.2.                              Items to be made available or delivered to Purchaser as required by this Section 3 include true, complete and correct copies of the following:

(a)                                  If applicable, any leases, subleases, or sub-subleases (including all addenda, amendments, side letters and modifications thereto) then executed and/or applicable to any portion of the Property (the “Leases”), all lease commitments and letters of intent, and all other information relative to tenancies not under lease to the extent then applicable.

(b)                                 (i)  The Construction and Design Agreements, including “as built drawings” in CAD format (to the extent available), and (ii) the “Other Agreements” (which shall mean and refer to any and all insurance policies (together with certificates of insurance and paid receipts therefor), licenses, easements, parking covenants, common area maintenance agreements, reciprocal operating agreements, and/or other similar agreements, options, contracts or agreements affecting or relating to the Property excluding the Construction and Design Agreements and the Existing Service Contracts (as defined below)).

(c)                                  The four (4) most recent real estate and, if applicable, personal property tax bills relating to the Property, together with copies of all tax assessment notices for the three (3) years immediately preceding the Effective Date (or less, if Seller  has owned the Property for less).

(d)                                 All utility bills payable with respect to the Property during the two (2) years immediately prior to the Effective Date, if any.

(e)                                  A current inventory of all Tangible Personal Property, if any.

(f)                                    All brokerage, management, leasing, consulting, service, supply and maintenance contracts and agreements (including, without limitation, any warranties or service contracts relating to termite damage or infestation), and all amendments, modifications and side letters thereto, to which Seller is a party other than the Pre-Approved Title Matters (as defined below), the Construction and Design Agreements and the Other Agreements (the “Existing Service Contracts”).

(g)                                 A current schedule of employees of Seller or Seller’s Affiliates and Seller’s property manager, if any, at the level of property manager and below whose function relates to the operation or maintenance of the Property, if any, listing each employee by name, function and current salary.

(h)                                 Plans, specifications, soil reports, drawings, surveys, title insurance policies and reports (and exceptions to title), environmental reports and audits, and engineering, inspection and structural reports that were prepared by or for Seller (or a Seller Affiliate) and are in Seller’s possession or control.

(i)                                     All current licenses, permits, zoning variances, special permits, special exceptions or similar zoning approvals (and all pending applications therefor, if any), certificates of occupancy, authorizations, consents, easements and other approvals or instruments required in connection with the construction, use, occupancy or operation of the Property (including any appurtenant parking uses) (the “Permits”), and all current applications or requests submitted in connection therewith, projected budgets (if any) and a list of anticipated capital expenditures for the next five (5) years (if any) and a current budget.  In addition, Seller shall make all books and records pertaining to the Property available for review and/or audit by Purchaser and its agents and consultants (but not Seller’s internal proprietary documents or information).

(j)                                     All documents filed or prepared with respect to any pending or threatened suit action, arbitration, or legal, administrative or other proceeding relating to or involving the Property.

(k)                                  Such other documents and materials as are reasonably requested by Purchaser, including, without limitation, any documents or other materials reasonably requested by Purchaser with respect to construction of improvements on the Property.

3.3.                              The term “Seller Affiliate” shall mean any person or entity controlled by, controlling or under common control with Seller.  Encompassed within this definition is any entity the general partner, manager or party holding operational control of which is Tishman Speyer Properties or any entity affiliated with Tishman Speyer Properties (as presently constituted) or a successor entity thereto in which Tishman Speyer Properties owns (either individually or collectively) any interest, and any such entity which is formed by (and in which any ownership interest is held by) any of the foregoing.  Without limitation, the term “Seller Affiliate” shall be deemed to include (i) TST Woodland, L.L.C., a Delaware limited liability company (the “Declarant”), (ii) Tishman Speyer Properties, L.P., a Delaware limited partnership, (iii) Tishman Speyer Crown Equities, a Delaware general partnership, (iv) Tishman Speyer Associates Limited Partnership, a New York limited partnership, (v) TST Waterview Parcels II & III, L.L.C., a Delaware limited liability company, and (vi) Tishman Speyer/Traveler’s Real Estate Venture, L.P., a Delaware limited partnership (the “Fund”).

3.4                                 Seller acknowledges that Purchaser is contemplating entering into a certain Agreement to Assign/Assume Purchase and Sale Agreement with COPT Acquisitions, Inc. regarding a proposed assignment of this Agreement to a COPT Entity (as hereinafter defined).  Accordingly, Seller agrees to cooperate with Purchaser and any COPT Entity in connection with requests for documents and due diligence materials requested by such COPT Entity pursuant to this Section 3.

4.                                       Review Period.

4.1.                              Purchaser shall have the right, at its sole option, to undertake, at Purchaser’s cost and expense, a review and examination of all aspects of the Property and the transaction contemplated by this Agreement, including without limitation: (a) the physical condition and state of repair of the Property, including without limitation performing or reviewing surveys, environmental studies, soil and core borings and studies and zoning studies (provided that any invasive testing shall be subject to Seller’s consent, not to be unreasonably withheld, conditioned or delayed beyond two (2) days); (b) the existence, now or at any time in the past, of any Hazardous Materials (as defined below) at or in the Property, and the extent of compliance of the Property with all applicable Environmental Laws (as defined below); (c) the historical and projected operating results achieved and likely to be achieved for the Property, including without limitation economic feasibility and operational studies; (d) the terms and conditions of all leases, contracts, agreements, warranties, and other materials relating to the Property; (e) the economic aspects of the transaction; and (f) such other matters and due diligence as Purchaser deems appropriate, including items relating to the construction of improvements on the Property.  Purchaser and its agents and consultants shall have the right to enter upon the Property to conduct such review, inspections and tests as and when it deems reasonably appropriate (including taking soil samples and examining the site (and when provided that any invasive testing shall be subject to Seller’s consent, not to be unreasonably withheld, conditioned or delayed beyond two (2) days)).  Purchaser shall repair any damage that it may cause by such tests or examination, and all such entries within areas of the Building or Real Property that are under construction (if any) shall be subject to any provisions in the Lease or Work Agreement requiring notice of entry and relating to Landlord Delay and Tenant Delay), as if Purchaser were Tenant and Seller were Landlord thereunder.  Purchaser’s obligation to repair such damage shall survive any termination of this Agreement.  Purchaser shall indemnify, defend and hold Seller harmless from and against any and all costs (including reasonable attorneys’ fees and costs), damages and liabilities, causes of action, and threats thereof, incurred by Seller as the result of damage to property or injury to persons caused by Purchaser or its agents or contractors in carrying out its tests or studies.  Upon prior written notice to Seller, Purchaser also shall have the right to communicate with any tenants under any of the Leases (“Tenants”), if any, and (with respect to any matters that might affect the use or operation of the Property) governmental officials having jurisdiction over the Property, and with all architects and contractors relating to the Property, and Seller shall have the right to attend or monitor such communication.  Soil, rock, water, asbestos and other samples taken from the Property shall remain the property of Seller.  At Seller’s request, Purchaser will cooperate with Seller with respect to Seller’s decisions regarding the lawful disposal of any contaminated samples, and Purchaser further agrees to reimburse Seller for (or pay on Seller’s behalf) reasonable costs associated with the lawful disposal of such samples.  At the request of Seller upon Purchaser’s termination of this Agreement in accordance with Section 4.2, and at no cost (other than de minimis) to Purchaser, Purchaser shall provide Seller with copies of all of Purchaser’s third-party reports and documents to the extent same are not confidential or proprietary.  Solely for the purpose of this Section 4.1, the term “Purchaser” shall include any Permitted Assignee pursuant to Section 15.1 of this Agreement.  If any Permitted Assignee assumes the obligations of Purchaser under this Agreement, then such Permitted Assignee shall be entitled to the benefit of all of Seller’s representations, warranties, and obligations (and survival periods thereof) all as set forth in this Agreement as if such Permitted Assignee was a party to (i.e., the Purchaser under) this Agreement; provided, however, the provisions of Sections 10.4 and 10.7 are personal to VeriSign, Inc., in its individual capacity, and, notwithstanding any assignment of this Agreement to a Permitted Assignee (including, without limitation, a COPT Entity), such sections shall continue for the sole benefit of VeriSign, Inc.  The parties hereto acknowledge that the terms and conditions of Section 11 of this Agreement are intended solely for the purpose of facilitating a synthetic lease transaction and that, except to the extent terms are defined in Section 11 and used elsewhere in this Agreement, the provisions of Section 11 shall not be applicable to any Permitted Assignee (including, without limitation, a COPT Entity).

4.2.                              Purchaser, in its sole and absolute discretion, shall have the right to terminate this Agreement at any time and for any reason or no reason on or before 5:00 p.m. Eastern Standard Time on that date which is thirty (30) days after the Document Delivery Date (the “Review Period Expiration Date”).  If Purchaser so elects to terminate this Agreement, then Purchaser shall give written notice of such election to Seller.  Upon the giving of such termination notice, this Agreement shall terminate and all rights, obligations and liabilities of the parties hereunder shall be released and discharged (except for those obligations of either party which are specifically stated in this Agreement to survive any such termination).  Termination of this Agreement by Purchaser pursuant to this Section 4.2 shall not constitute a default by Purchaser, and  Seller shall not be entitled to any claim of default or reimbursement provided for in Section 13 hereof.   As long as Purchaser is electing to terminate as a result of a Seller Default (as defined in Section 13.1), Purchaser shall be entitled to make a claim of default or reimbursement provided for in Section 13 hereof.  If Purchaser fails to give such termination notice timely, then Purchaser shall be deemed to have elected to proceed to Closing, subject only to the conditions specified in Section 8.1 hereof.

4.3.                              Purchaser acknowledges that the obligations of the Landlord and Tenant concerning insurance under the Lease shall apply to all pre-Closing access to the Property under this Section 4 as if such obligations were fully set forth in this Agreement and made applicable hereunder and such insurance shall extend to such circumstances, acts and the entire Property (and not just the leased premises).  Seller acknowledges that, as of the date hereof, Purchaser is, to Seller’s knowledge, in compliance with all of its obligations concerning insurance under the Lease.

5.                                       Title.

5.1.                              Title to the Property shall be good and marketable of record and in fact and shall be indefeasibly conveyed in fee simple, by Special Warranty Deed in the form of Exhibit I attached hereto and made a part hereof (the “Deed”).  Title to the Property shall be conveyed free and clear of any and all liens, mortgages, security interests, leases, restrictions, easements, options, claims, unrecorded agreements to which Purchaser is not a party, judgments, encroachments, rights of way or other encumbrances of any kind, except for the following (the “Permitted Exceptions”): (i) the Lease (which shall terminate at Closing or which may be assigned by Seller at Closing if Purchaser assigns its right, title and interest under this Agreement to a Permitted Assignee); (ii) those matters approved or deemed approved or waived by Purchaser pursuant to Section 5.2; (iii) all matters of record as of the Effective Date of the Lease, as set forth in the applicable Leasehold Pro Forma Title Policy therefor distributed to Purchaser, as Tenant, in connection therewith (the “Pre-Approved Title Matters”); (iv) a lien for real estate taxes not yet due and payable as of the Closing Date (as defined below); and (v) those easements and other title matters entered into after the Effective Date of the Lease which are approved (or deemed approved) by Purchaser pursuant to Section 7.4 below (including, without limitation, that certain Reciprocal Easement Agreement to be agreed upon prior to the Review Period Expiration Date, between Seller and TST Waterview Parcels II & III, L.L.C.).

5.2.                              Purchaser, at its own expense, shall within five (5) days after the Effective Date order a title commitment for the Property and survey of the Property.  Not later than the eleventh (11th) business day after the receipt of such commitment (and all exceptions listed therein) and survey (which, if necessary, shall extend the Review Period so that Purchaser shall have at least eleven (11) business days after such receipt to respond, it being agreed that if the Review Period shall be so extended, Purchaser’s right to terminate beyond the initial Review

Period shall be limited solely to title and survey matters), Purchaser shall notify Seller in writing of any matters listed in the title commitment or depicted (or not depicted) on the survey of which Purchaser in good faith disapproves, other than the Pre-Approved Title Matters (the “Objections”).  If Purchaser fails to provide such notice prior to the expiration of the Review Period (as may be so extended as aforesaid), the same shall constitute  Purchaser’s acceptance of title to the Property as of such expiration, and a waiver of any obligations Purchaser may have with respect thereto, other than those liens and similar matters set forth in clauses (i) though (v) of the last sentence of this subsection.  If Purchaser so notifies Seller of any Objections, then Seller shall notify Purchaser, within eleven (11) business days (which, if necessary, shall extend the Review Period so that Purchaser shall have at least eleven (11) business days after such receipt to respond, it being agreed that if the Review Period shall be so extended, Purchaser’s right to terminate beyond the initial Review Period shall be limited solely to title and survey matters), whether or not Seller elects to cure the Objections (or any portion thereof).  If Seller has elected to cure all (and not a portion) of the Objections, then (a) Seller shall eliminate or cure such Objections within a reasonable period of time (not to exceed ten (10) days after Seller’s election) and shall notify Purchaser thereof, or (b) Seller shall, within such ten (10) day period, make arrangements, satisfactory to Purchaser, to have such Objections eliminated or cured at or prior to the Closing and shall notify Purchaser thereof.  Purchaser acknowledges (A) that the Title Company unconditionally “insuring over” a particular Objection at no cost to Purchaser, and (B) that Seller agreeing irrevocably in writing to apply a portion of the Purchase Price at Closing to eliminate an Objection (so long as such portion is available after all other deductions therefrom are taken), shall each be an acceptable “cure” for purposes of this subsection.  If Seller is unable or unwilling within the applicable period to eliminate or cure all such Objections, or to make arrangements to Purchaser’s satisfaction to have same eliminated or cured at or prior to Closing, or has elected to cure a portion and not all of the Objections, and provided that Purchaser shall not thereafter waive in writing such Objections, then Purchaser shall have the right, at its sole option, to terminate this Agreement at any time by giving written notice of such election to Seller.  Upon the giving of such notice, this Agreement shall terminate, all rights, obligations and liabilities of the parties hereunder shall be released and discharged (except as specifically stated in this Agreement to the contrary), and the Lease shall continue in full force and effect (subject, if applicable, to any damages provisions set forth in this Agreement if any such matter objected to by Purchaser was created due to a  Seller Default, and the same was not cured by Seller pursuant hereto).  Without limiting the generality of the foregoing, Seller shall have the absolute obligation, whether or not Purchaser objects or Seller elects to cure, to cure or remove the following matters at or before the Closing: (i) all mortgages or deeds of trust in any way affecting the Property; (ii) all past due ad valorem taxes and assessments of any kind constituting a lien against the Property; (iii) all mechanic’s, materialmen’s and similar liens (except those caused by Purchaser); (iv) all judgments encumbering the Property (except those caused by Purchaser); and (v) any other matter other, than a Pre-Approved Title Matter, which can be cured by the payment of money not to exceed an amount equal to the Purchase Price.  Seller authorizes Escrow Agent to use Purchaser’s funds payable at Closing for the satisfaction and discharge of any and all such matters specified in clauses (i) – (v) above.

5.3.                              If a search of the title to the Property by Escrow Agent reveals matters other than Permitted Exceptions (the “New Matters”), Escrow Agent agrees to confer with

Commercial Settlements, Inc., as agent for Commonwealth Land Title Insurance Company, in a good faith attempt to reconcile any differences between the New Matters and the Permitted Exceptions.

6.                                       Seller’s Representations and Warranties.

Seller hereby makes the following representations and warranties to Purchaser, all of which are true in all material respects as of the Effective Date and which shall, as a condition precedent to Closing hereunder, be true in all material respects as of the Closing Date:

6.1.

(a)                                  Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to transact business in the Commonwealth of Virginia, and has full right, power and authority to execute, deliver and perform its obligations under this Agreement.  The execution of this Agreement, the delivery of the Deed and Seller’s performance of this Agreement and the transactions contemplated hereby have been duly authorized by the requisite action on the part of the Seller and Seller’s members.  All persons or entities with the right or obligation to consent to the conveyance contemplated by this Agreement or to Seller’s entry into this Agreement, have consented to Seller’s entry into, and performance of, this Agreement.

(b)                                 The Fund is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to transact business in the Commonwealth of Virginia, and has full right, power and authority to execute, deliver and perform its obligations under this Agreement and the Guaranty (as defined below).  The execution of this Agreement, the delivery of the Guaranty and the Fund’s performance of the transactions contemplated thereby have been duly authorized by the requisite action on the part of the Fund and Fund’s partners.  All persons or entities having an interest in the Fund with the right to consent to the Guaranty have consented.

6.2.                              The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of the terms hereof by Seller will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, indenture, organizational document or other instrument to which Seller is a party or by which it, any of its assets or the Property is bound, nor, to Seller’s knowledge, any judgment, decree, order, or award of any court, governmental body or arbitrator, or of any law, rule, or regulation applicable to Seller or the Property, in each instance in a manner which would or might impair Seller’s ability to convey the Property or otherwise perform its obligations under this Agreement.  To Seller’s knowledge, Seller has obtained all consents, approvals, and authorizations from any governmental or quasi-governmental authority required with respect to the performance of Seller’s obligation to convey the Property to Purchaser pursuant to this Agreement.

6.3.                              Except as set forth in Exhibit D, there are no actions or suits in law or equity or proceedings by any governmental agency (including, but not limited to, condemnation actions) now pending, or, to the knowledge of Seller, threatened against Seller  (or any Seller Affiliate) which relate to the Property, an interest therein, any Lease, and/or Seller’s ability to perform its obligations hereunder or the Fund’s obligations under the Guaranty.  Any claims, actions, suits or proceedings which are covered by insurance are so designated on Exhibit D.  Exhibit D also lists all actions, suits or proceedings relating to the Property to which Seller or any Seller Affiliate is a party.

6.4.                              Except as set forth in Exhibit G, neither Seller nor any Seller Affiliate has received written notice from any governmental body, authority or agency of any violation of federal, state or local laws, ordinances, codes, rules or regulations affecting the Property, including any notice with respect to any Hazardous Materials, which notice has not been fully addressed or is still outstanding.  Except as may be set forth in the environmental reports and studies set forth on Schedule 6.4, to Seller’s knowledge the Property is not now and has never been used for industrial purposes or for the storage, treatment or disposal of Hazardous Materials, nor, to Seller’s knowledge, has the Property ever been listed by any federal, state or county agency or governmental official as containing any Hazardous Material.  For the purposes of this Agreement, (i) “Hazardous Materials” shall mean (A) asbestos in any form, (B) urea formaldehyde foam insulation, (C) polychlorinated biphenyls, or (D) except as permitted under Section 5.3 of the Lease, any flammable explosives, radioactive materials or other substance constituting “hazardous materials” or “hazardous wastes” pursuant to, or which are regulated pursuant to, any Environmental Laws, and (ii) “Environmental Laws” shall mean (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), (B) the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), (C) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.) and the regulations adopted and promulgated pursuant thereto, (D) the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), (E) the Clean Air Act (42 U.S.C. Section 7401 et seq.), and the regulations adopted and promulgated pursuant thereto, (F) any other Federal, state or local environmental law, ordinance, rule, regulation and/or other statute or order of a governmental authority relating to pollution or protection of the environment, and (G) any Federal, state or local law, ordinance, rule, regulation and/or other statute or order of a governmental authority relating to the protection, use or development for commercial purposes of any “wetlands”.  Notwithstanding the foregoing, the term “Hazardous Materials” shall exclude building materials and supplies that are customarily used in the construction or normal operation of office buildings, to the extent the same are used, stored and cleaned up in compliance with all applicable Laws.

6.5.                              Seller is not a “foreign person” as contemplated in Section 1445 of the Internal Revenue Code, as amended.

6.6.                              Seller (i) has not made any general assignment for the benefit of creditors, (ii) has not filed nor acquiesced in any petition in any court (whether or not pursuant to any statute of the United States or of any State) for any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings relating to Seller, (iii) has not made any application in any such proceedings for, nor acquiesced in, the appointment of a trustee, receiver or similar officer for it or all or any portion of its property, or (iv) is not a “debtor” in any voluntary or involuntary bankruptcy proceeding, or subject to any continuing jurisdiction from a prior such proceeding. No bankruptcy, insolvency, rearrangement or similar action involving the Property, Seller, or any of Seller’s Affiliates involved with the Property, whether voluntary or involuntary, is pending or threatened, and Seller has no present intention of filing any such action or proceeding.

6.7.                              Other than the Lease, and except for the other Leases described in Exhibit E, if any (“Other Leases”), there are no Leases in effect with respect to the Property.  The Other Leases described in Exhibit E are in full force and effect, Seller is not in default thereunder, and Seller has no knowledge of any factual or threatened default by any Tenant.  Every such Other Lease on Exhibit E provides that such Other Lease shall on the Closing Date automatically become a sublease under the Synthetic Lease (as defined below) and that the parties thereunder will execute any reasonable document effectuating such change in status.  Except as set forth in the Lease, no person or entity has any right or option to purchase or otherwise acquire the Property or any portion thereof.   No agreement with Seller exists which would restrict the right of Purchaser to collect the full rentals as set forth in any Leases subsequent to the Closing Date (except such agreements made pursuant to financings secured by the Property and/or the Lease, if any, which will not affect the Property after the Closing, subject to Purchaser’s right to apply closing funds pursuant to Section 5.2).  None of the Other Leases (or rents payable thereunder) has been assigned, pledged or encumbered in any manner.

6.8.                              All sums which are currently due and payable to third parties for fees, labor, materials and other expenses of construction and design work relating to the Property have been paid by Seller.  Seller has delivered General Contractor’s Final Waiver and Release of Lien evidencing that Seller has paid for the Landlord’s Work in full.  Seller has caused the completion of Landlord’s Work in accordance with, in all material respects, all applicable zoning, land use, environmental, wetlands, building code, fire code, landlord and tenant, and other applicable laws, ordinances, regulations or requirements of any federal, state, county or municipal authority or insurance carrier (“Laws”).

6.9.                              To Seller’s knowledge: (i) the Property is zoned PDC; (ii) there are no proceedings pending or threatened to modify or downzone the existing zoning classification as to any portion of the Property; and (iii) Seller has complied with all necessary proffers, development conditions and wetlands and FAA approvals for construction on the Property.  The Property consists of one single legally divided tax lot.  There exists parking for all existing and proposed improvements at the Property within the Parking Garage in compliance with all Laws and the Leases, if any.

6.10.                        Except for this Agreement, the Leases, the Construction and Design Agreements, the Other Agreements, and the Existing Service Contracts, Seller has not entered into any unrecorded contract or other agreement to encumber, lease or otherwise affect the Property or any part thereof which would be binding upon Purchaser after Closing hereunder.

Other than this Agreement, Seller has not entered into any unrecorded contract or other agreement to sell the Property or any part thereof.

6.11.                        No collective bargaining agreements between Seller and any labor organization apply to Seller’s operation or management of the Property which will be applicable to the Property on or after the Closing Date.

6.12.                        To Seller’s knowledge, no special assessments of any kind have been levied or are pending against all or part of the Property.  Seller has no knowledge of any intended or threatened assessments.

6.13.                        Exhibit F contains a full and complete listing of all Existing Service Contracts and all Construction and Design Agreements.  Exhibit F also indicates which Existing Service Contracts, if any,  will be in effect as of the Closing Date pursuant to Section 7.3 below.  To Seller’s knowledge, Seller has delivered to Purchaser true and complete copies of each Existing Service Contract, each Construction and Design Agreement, and each Other Agreement.  To Seller’s knowledge, each Existing Service Contract, each Construction and Design Agreement, and each Other Agreement is in full force and effect and no party thereto is in default thereunder.  Except as set forth on Exhibit F, each Existing Service Contract is terminable without fee or penalty upon not more than thirty (30) days’ notice.

6.14.                        All items being supplied or made available to Purchaser pursuant to Section 3 above are true and complete copies of the original documents which they purport to be; however, no representation of any kind is made as to the accuracy of any of the substantive information contained in any of the documents provided by Seller to Purchaser hereunder except that, to Seller’s knowledge, those documents which were prepared by Seller and delivered to Purchaser pursuant to Section 3 above which purport by their terms (or by the transmittal letter delivering same) to provide accurate disclosure of factual information known to Seller were in fact accurate in all material respects as of the date prepared.

6.15.                        There is currently in full force and effect the property, casualty, and other insurance required to be in effect as Landlord’s obligation under the Lease (the “Insurance”).  The Insurance is on an “occurrence basis,” and Purchaser has the full right to receive any proceeds thereof to the extent provided for in Section 9.  Seller has no knowledge of any pending or threatened condemnation or similar proceeding affecting the Property.

6.16.                        All Permits related to Base Building Work and/or the Base Building (other than those the absence of which would have only a de minimis adverse effect on the Property) have been obtained and are in full force and effect.  All fees payable in connection with such items have been paid in full.  The improvements completed to date on the Property have been built in accordance, in all material respects, with all applicable zoning, land use, environmental, wetlands, building code, fire code, landlord and tenant, and other applicable Laws.  The improvements included in the Property do not constitute nonconforming structures, nor do the uses thereof as permitted under the Lease and the Other Leases (if any) constitute non-conforming uses under applicable Laws, and no special exception or variances shall be required as conditions to the full use and occupancy of the Property under such Laws.  Schedule 6.16 attached hereto is a list of all certificates of occupancy that have been issued for the Building.

6.17.                        To Seller’s knowledge, there are no material defects, structural or otherwise, in the design or construction of the improvements included as part of the Property, including without limitation the roofs, mechanical system and parking areas, which will not be repaired prior to Closing.  All systems completed within said improvements (including without limitation the mechanical, HVAC and electrical systems) are in good operating condition and shall require no special maintenance, repair or replacement.  Seller has no knowledge, and has received no notices from governmental officials, insurance carriers or others to the effect that the Property (or any use thereof) was constructed other than in conformity with the plans and specifications and approved site plan therefor.  All utilities necessary for the operation and use of the Property as an office building and parking garage, as applicable, are available, and no tap or connection fees in addition to the current utility charges have been levied or are outstanding.

6.18.                        Seller has no knowledge of any legal or other impediments to any future expansion of the improvements included in the Property, subject to compliance with applicable Laws and covenants, conditions and restrictions of record.

All representations and warranties of Seller contained herein are intended to and shall remain true and correct in all material respects as of the Closing and shall survive Closing and the delivery of the Deed for a period of one (1) year (meaning that any claims by Purchaser with respect to such representations or warranties shall be commenced by written notice to Seller within said one (1) year period and shall be diligently pursued thereafter, or shall be deemed to have expired and have been waived).  Whenever in this Section 6 a representation of Seller is based on the “Seller’s knowledge” or words of similar import, such reference shall be deemed to be to the actual knowledge of James A. Evans, Theodore Schweitzer, Steven F. Grant and Rustom Cowasjee, without investigation or inquiry of any kind other than such investigation as were actually conducted by such person(s).  There shall be no personal liability to said individuals arising out of said representations or warranties (all liability therefrom being attributable to Seller hereunder).

7.                                       Seller’s Covenants.

Seller hereby covenants and agrees as follows:

7.1.                              Seller shall promptly furnish or make available to Purchaser through Closing all existing information pertaining to the Property reasonably requested by Purchaser or its representatives and shall continue after the Review Period to permit Purchaser and its representatives to make inspections and tests of the Property, including all portions of the buildings, the leased space, and the parking areas subject to Purchaser’s covenants set forth in Section 4.1 above.

7.2.                              Seller shall maintain the level of security and maintenance to the Property, and shall not reduce the number of employees employed to service same (the “Existing

Employees”).  Seller shall make all repairs and replacements to the Property and shall continue to maintain in full force and effect all Permits and related items, and all Insurance relating to the Property or any part thereof (to the extent required under the Lease) through Closing.

7.3.                              Immediately prior to the Closing, Seller shall terminate all Existing Service Contracts which were designated for termination by Purchaser, and those Existing Employees who the parties mutually agree shall be terminated, at least thirty (30) days prior to Closing.  All other Existing Service Contracts and those Existing Employees who the parties mutually agree shall be hired shall be continued and assigned to (or hired by, as the case may be) Purchaser as of the Closing.  If no designation is timely made by Purchaser, then all such Existing Service Contracts and Existing Employees shall be terminated.  At Closing, Seller shall provide evidence to Purchaser, in form reasonably acceptable to Purchaser, that prior to any such termination all obligations under the Existing Service Contracts have been completely satisfied or adequately provided for.

7.4.                              Notwithstanding anything in the Lease to the contrary, Seller shall not execute any easements, covenants, conditions, encumbrances, restrictions or other title matters which would encumber the Property, nor seek any zoning change or other governmental approval with respect to the Property, without first obtaining Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.  If Purchaser fails to respond within eleven (11) business days after written notice from Seller requesting Purchaser’s consent (which request includes a proposed form of the easement in question and states in a conspicuous fashion that the failure to respond within eleven (11) business days after receipt or deemed receipt will constitute consent to the item in question), Purchaser shall be deemed to have consented.  Any dispute regarding consent under this Section 7.4 shall be subject to arbitration hereunder.

7.5.                              Seller shall (a) pay in a timely fashion all taxes and other public charges against the Property, and (b) provide Purchaser, within ten (10) days of receipt, with copies of any notices Seller receives with respect to any special assessments or proposed increases in the valuation of the Property.  Purchaser shall have the right to contest, in the name of Seller, under substantially the same procedures described in the Lease (as if applicable hereto), any proposed increase in the assessment of the Property.

7.6.                              Seller shall provide Purchaser, within ten (10) days of receipt, with copies of any notices Seller receives with respect to any condemnation or eminent domain proceedings affecting the Property.

7.7.                              Seller shall comply with all provisions of the Lease concerning environmental and other legal compliance which impose obligations upon the “Landlord” (and Purchaser shall comply with all provisions of Section 5 of the Lease which impose such obligations upon the “Tenant”).  Prior to the Closing Date, Seller shall, at its sole cost, remove, remediate, transport, and dispose of all Hazardous Materials and indemnify Purchaser in connection therewith, which are Seller’s responsibility under the Lease.

7.8.                              In the event Seller receives any Incentives from any federal, state or local government on behalf of Purchaser or on account of Purchaser’s occupancy in Waterview at Woodland Park, Seller agrees to convey the full amount of the incentive received by Seller to Purchaser (to the extent not already conveyed to Purchaser under the Lease) either (i) as a credit to Purchaser at Closing (to the extent the full amount of such Incentive is received by Seller prior to the Closing Date), or (ii) in the form of a reimbursement check to be delivered by Seller to Purchaser within five (5) business days of Seller receiving such Incentive (if such Incentive is received by Seller after the Closing Date).  Notwithstanding the foregoing, Seller shall not be required to convey, transfer or assign the benefits associated with any such incentive(s) (or amounts corresponding thereto) to Purchaser in the event such conveyance, transfer or assignment (or payment in correspondence thereto), would constitute a violation of any applicable Laws.  This covenant and Seller’s obligations in this Section 7.8 shall survive the Closing.  “Incentives” shall mean (and be limited to) any Purchaser-initiated tangible incentives that are paid to Seller in the form of (a) cash, or (b) cash equivalents.  To the extent an Incentive is received in a non-cash or non-cash equivalent form, Purchaser and Seller will work together cooperatively to equitably allocate such Incentive to Purchaser.

7.9.                              [Intentionally Deleted.]

7.10.                        From the Effective Date through the Closing Date (or earlier termination of this Agreement), and notwithstanding anything in the Lease to the contrary, but subject to Section 7.4 above with regard to easements and other title matters (which will be governed by such Section), Seller shall not take any of the following actions without the prior express written consent of Purchaser, which shall not be unreasonably withheld conditioned or delayed: (i) enter into any agreement, lease, or other undertaking with respect to the Property or any part thereof, which will be binding upon Purchaser after Closing or adversely affect the Property or Purchaser, (ii) make any commitments or representations to any applicable governmental authorities, any adjoining or surrounding property owners, any civic association, any utility or any other person or entity that would in any manner be binding upon Purchaser or adversely affect the Property, or (iii) extend, modify, cancel (except in connection with a default thereunder as provided for therein) or otherwise alter any one or more of the Existing Service Contracts or other agreements affecting the Property which will be binding upon Purchaser after Closing.  Nothing set forth herein will be construed to restrict Seller from entering into agreements or undertakings reasonably necessary for the performance of Seller’s Construction Obligations in accordance with Section 11 hereof and the Work Agreement which will not be binding on Purchaser or adversely affect the Property.

7.11                           Seller shall comply with and complete all of the requirements, obligations and responsibilities (including the timing associated with same) of the Proffers and Development Conditions pursuant to Section 20.2 of the Lease (excluding any items that Purchaser may agree to post-closing, if any).  In addition, Seller shall not agree to any new Proffers and/or Development Conditions or amendments to existing Proffers and/or Development Conditions which would have the effect of decreasing Purchaser’s rights or increasing Purchaser’s obligations hereunder (other in a de minimis manner) without the prior written approval of Purchaser, not to be withheld in bad faith or unreasonably conditioned or delayed.

Notwithstanding anything in this Agreement to the contrary:  (a) Purchaser shall not be liable for any of the obligations of Seller or any Seller Affiliate under the Proffers and/or Development Conditions; (b) Purchaser shall not assume or be obligated to perform obligations thereunder (except for the Transportation Strategies); and (c) Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all such obligations and responsibilities and any claims, costs, damages (excluding consequential or punitive damages), expenses and the like incurred by Purchaser in connection with Seller’s failure to satisfy any and all such obligations and responsibilities.  This provision shall survive Closing hereunder, without limitation.

7.12                           Seller shall repair or correct (or cause to be repaired or corrected) any and all defects or incomplete items in Landlord’s Work which are first detected within one (1) year after Closing.  The foregoing one (1) year time limitation shall not be construed to limit the warranty period independently provided for by any manufacturer or supplier with respect to equipment incorporated into the Building, nor the warranty period otherwise provided for under the terms of the Base Building construction contract and all such warranties shall be assigned to Purchaser. This Section 7.12 shall survive Closing for a period of one (1) year.

7.13                           Notwithstanding any other provision hereof to the contrary, the parties agree that, in the event the Permitted Assignee is a COPT Entity, Section 7.12 and the first two sentences of Section 6.17 shall be deemed to be deleted and of no force or effect, and, in consideration of a mutually agreed upon credit to the purchase price, Purchaser shall have no claim against Seller in respect of any alleged defect or incomplete work in connection with Landlord’s Work, either for breach of warranty or breach of covenant or otherwise.

8.                                       Conditions.

8.1.                              The obligations of Purchaser under this Agreement are subject to the satisfaction on or before the Closing Date, as such date may be extended pursuant to Section 8.2, of all conditions contained in this Agreement, including each of the following (any of which may be waived by Purchaser, in Purchaser’s sole and absolute discretion, but only in writing):

(a)                                  The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made and restated on and as of such date, and no Seller Default shall then exist.

(b)                                 Fee simple title to the Property shall be conveyed in accordance with the requirements of this Agreement.  An examination of title to and survey of the Real Property conducted on the Closing Date shall disclose no lien, encumbrance, encroachment, defect or other matter affecting the status of title or survey to the Real Property except for the Permitted Exceptions.  In addition, the title insurance company conducting the title examination (the “Title Company”) shall be prepared to issue to Purchaser, at standard rates and with such provisions for reinsurance as Purchaser shall reasonably request (and subject to (i) Purchaser’s obligation to pay the premium in respect thereof, and (ii) Purchaser’s and Seller’s respective obligations to satisfy any conditions specified by the Title Company or by Synthetic Lessor (if applicable) for such issuance, which, in the case of any special provisions or endorsements relating to Purchaser’s synthetic lease requirements, will not involve conditions or requirements that are significantly more burdensome to Seller than those customarily applicable to sellers in order to secure the issuance of a typical owner’s (or lender’s or leasehold owner’s) title insurance policy unless Seller is indemnified by VeriSign, Inc. (or other creditworthy entity acceptable to Seller in its sole discretion) against such matters), an ALTA Form B (10-17-70 revision, or other form acceptable to Purchaser in its sole discretion) owner’s title insurance policy (for the actual titleholder of the Property) in the amount of the Purchase Price at a minimum, insuring that the fee simple estate to the Real Property is vested in such owner with exception only for the Permitted Exceptions, and without mechanic’s lien, survey, encroachment, creditors’ rights and other standard exceptions, as well as, if the conveyance shall be by synthetic lease:  (A) a leasehold policy insuring the tenant with respect to its leasehold interest in the Property; (B) a mortgagee policy for the synthetic lessor insuring that, among other things, the Deed of Trust insured thereby creates a valid first lien on the synthetic lessor’s fee title to the Property, free and clear of all defects and encumbrances, except Permitted Exceptions; and (C) an alternate policy (or endorsement) for the synthetic lessor providing for the possibility of recharacterization, all as may be customary for synthetic lease transactions, and (D) any additional endorsements to any such policies, as may be required by Synthetic Lessor (collectively, the “Title Policy”).  In addition, the survey shall be certified to Purchaser, the synthetic lessor and the Title Company, and shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1999. Without limiting the generality of the foregoing, there shall be surveyed and shown on such survey the following: (i) the locations on such Property of all the buildings, structures and other improvements, if any, and the established building setback lines; (ii) the lines of streets abutting such Property; (iii) all access and other easements appurtenant to such Property; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting such Property, whether recorded, apparent from a physical inspection of the Property or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building, structures and improvements on such Property; and (vi) if such Property is described as being on a filed map, a legend relating the survey to said map.

(c)                                  Except as provided in Section 9 (concerning casualty and condemnation), there shall have been no material adverse change in the physical condition of the Property or any part thereof, or any systems or equipment included therein, between the Effective Date and the Closing Date.

(d)                                 At Closing, possession of the Property shall be delivered as then required by the Lease (concerning Final Completion) and this Agreement and Purchaser shall have received all certificates if occupancy, all Design and Construction Agreements, and all other Permits for the lawful use, occupancy and operation of the Property (including appurtenant parking uses).

(e)                                  No Permits issued prior to Closing and necessary for operation of the Building, or for Purchaser’s Permitted Use after delivery of possession of the Premises under the Lease, shall have been revoked.

(f)                                    The existing zoning classification of the Property shall not have been changed in any manner adverse to Purchaser or the Property in more than a de minimis manner, and no down-zoning or other adverse change in the zoning requirements applicable to the Property shall have been enacted, proposed or threatened.

(g)                                 All applicable Existing Service Contracts and Existing Employees shall have been terminated to the extent required in accordance with Section 7.3.

(h)                                 There shall have been no Hazardous Materials introduced in, on or under the Property (other than by Purchaser, its agents, employees or contractors) between the Effective Date and the Closing Date, in violation of any Environmental Laws.

(i)                                     There shall be no monetary or material non-monetary default by Seller as Landlord under the Lease which extends uncured beyond any cure or grace period provided for in the Lease or in Section 8.2, whichever is shorter.

8.2.                              If any condition described in Section 8.1 is not satisfied by the Closing Date, then either Seller or Purchaser shall have the right, at its option, to extend the Closing Date upon not less than five (5) days’ notice to the other party, provided that Seller shall not have the right to extend the Closing Date pursuant to this Section 8.2 to a date which is later than ten (10) business days prior to the Commitment Expiration Date, as defined herein.  Such extension (if any) (i) shall, with respect to Seller only, be for the sole purpose of using reasonable and diligent efforts to cause any unsatisfied condition to be satisfied, and (ii) may be invoked as to one or as to more than one condition, and from time to time during such period (subject to the 60-day aggregate period), and (iii) will (except as provided above with respect to the Commitment Expiration Date) allow for extensions of up to sixty (60) days in the aggregate or until such conditions are satisfied, whichever is earlier, as long as Seller is continuing diligent efforts to bring about the satisfaction of any such conditions.  Subject to the foregoing right to extend, in the event of the failure of any condition which is not caused by a Seller Default (as hereinafter defined, which event is covered by Section 13 below), Purchaser shall be entitled to either (x) terminate this Agreement or (y) waive such failed condition and proceed to Closing hereunder (subject to Section 13.1).  Upon any termination of this Agreement by Purchaser as aforesaid, Seller and Purchaser shall each be released from any and all further liability under this Agreement (other than under provisions which by their terms specifically survive any termination of this Agreement).  Notwithstanding anything in this Section 8.2 to the contrary, if this Agreement is assigned to a COPT Entity, then in no event shall Seller extend the Closing Date beyond June 30, 2003 without Purchaser’s prior written consent.

9.                                       Damage, Destruction and Condemnation.

9.1.                              In the event of any loss, damage or destruction to the Property or any part thereof prior to Closing, the applicable provisions of the Lease shall govern.  The foregoing notwithstanding, if the cost of repairing or replacing any loss, damage or destruction to the Property or any part thereof exceeds One Million Dollars ($1,000,000) as estimated by an independent third party reasonably acceptable to Purchaser and Seller, Purchaser shall have the right to terminate this Agreement by written notice to Seller delivered within ten (10) business days after such estimate is delivered to the parties.  Upon such termination, all rights, obligations and liabilities of the parties hereto shall terminate except for any obligations of either party that, pursuant to the provisions of this Agreement, survive any such termination (and such termination hereunder shall not constitute a termination of, or give rise to any right of termination under, the Lease except as may be expressly provided for therein).

9.2.                              In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given with respect to all or any portion of the Property, Seller shall promptly notify Purchaser thereof, in which event Purchaser shall have the option (for a period of thirty (30) days after receipt of such notice) to either terminate this Agreement, or to consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser at Closing.  Seller shall not agree to or accept any compromise or condemnation award without obtaining Purchaser’s prior written approval thereof which approval shall not be unreasonably withheld, conditioned or delayed.  For purposes of this Agreement a condemnation shall be deemed to include any governmental action which could limit or render inconvenient the access to or parking of the Property in more than a de minimis manner.

9.3.                              Seller agrees to maintain (or to cause to be maintained) in full force and effect up to the Closing Date and other insurance as required by the Lease.

10.                                 Closing.

10.1.                        The date (the “Closing Date”) on which the parties shall consummate the transaction contemplated hereby (the “Closing”) shall be any date designated by Purchaser from time to time upon not less than five (5) business days’ prior written notice to Seller, but (except as may extended pursuant to Section 8.2) in no event (i) later than the ninetieth (90th) day after the Last Rent Commencement Date (as defined in the Lease) nor (ii) earlier than the tenth (10th) business day after the Review Period Expiration Date; provided, however, if this Agreement is assigned to a COPT Entity, then the Closing shall be on or before June 30, 2003, with the parties endeavoring to close on or before June 16, 2003.  The Closing shall be held at the offices of the law firm of Piper Rudnick LLP, 1200 Nineteenth Street, N.W., Washington D.C. 20036-3900 (unless the transaction is closed by mail/overnight courier into escrow with Escrow Agent, if permitted by Purchaser’s synthetic lessor).  The Closing Date may be extended in accordance with Section 8.2 herein.  Notwithstanding anything contained herein to the contrary, the parties agree to use commercially reasonable efforts to pre-close the transaction contemplated hereby (i.e., sign the documents into escrow) not less than one (1) business day immediately preceding the then-scheduled date of Closing.

10.2.                        At least one (1) business day prior to the scheduled Closing Date, the parties shall commence a pre-closing in which the following shall occur (which pre-closing Seller acknowledges may not include deliveries necessary to satisfy all of the closing requirements applicable to Purchaser’s synthetic lease transaction):

(a)                                  Seller shall deliver or cause to be delivered to Escrow Agent the following original items and/or documents (collectively, the “Conveyance Documents”) duly executed and acknowledged where appropriate:

(i)                                     The Deed in the form attached as Exhibit I hereto;

(ii)                                  A Bill of Sale in the form attached as Exhibit J hereto;

(iii)                               Two counterparts of an Assignment and Assumption Agreement in the form attached as Exhibit K hereto (the “Assignment”);

(iv)                              A certificate to Purchaser and the Title Company of non-foreign status confirming that Seller is not a foreign person, and that Purchaser is not required to withhold any part of the Purchase Price, pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (and if Seller fails or refuses to provide such certificate, the Title Company or Escrow Agent shall have the right to make such deductions from Seller’s proceeds at Closing and to remit such amounts to the Internal Revenue Service as are required by the Federal Foreign Investment in Real Property Tax Act and the regulations promulgated thereunder);

(v)                                 Any and all information required by the Title Company to comply with the real estate reporting requirements set forth in Section 6045(e) of the Internal Revenue Code of 1986, as amended;

(vi)                              Evidence reasonably acceptable to Purchaser and the Title Company as to the authority of Seller and its partners and the person or persons executing documents on behalf of Seller and its partners, and such other reasonable and customary documents and submissions as are required of Seller by the Title Company under Schedule B-1 of Purchaser’s title commitment in order to issue the Title Policy;

(vii)                           All leasing and property files and records pertaining to day-to-day operation, leasing, construction and maintenance of the Property to the extent that such files and records are in the possession, custody or control of Seller; provided, however, that such files and records may be held at the Property or at the offices of Seller or Seller’s property manager for delivery to Purchaser incident to Closing and provided further that proprietary information of Seller shall not be included;

(viii)                        The originals (where in Seller’s possession or control) of all Permits related to the Property, together with the originals (where in Seller’s possession or control) of those materials required to be delivered or made available to Purchaser pursuant to Section 3 hereof; provided, however, that such materials may be held at the Property or at the offices of Seller or Seller’s property manager for delivery to Purchaser incident to Closing;

(ix)                                The originals (where in Seller’s possession or control) or copies, if appropriate, of all guarantees or warranties of the improvements constructed upon the Property or any part thereof (including, without limitation, those for the curtain wall, HVAC systems (per component), elevator and roof) and all other Construction and Design Agreements; all equipment and operating manuals; all stockpiled materials; all as-built drawings; all engineering reports (including, without limitation, the commissioning report); and written evidence of compliance with the acoustical criteria set forth in the Proffers and/or Development Conditions;

(x)                                   All original counterparts of the Lease, and any Letters of Credit (which shall be delivered to VeriSign, Inc. irrespective of whether or not this Agreement is assigned to a Permitted Assignee or otherwise) or other collateral delivered by Purchaser to Seller as a security or similar deposit pursuant to the terms of the Lease (and any Other Leases);

(xi)                                All keys, codes and other security devices for the Property, if any, not already in Purchaser’s possession;

(xii)                             A reasonable and customary affidavit and indemnity agreement with the Title Company certifying: (1) the absence of (or indemnity against) claims which would give rise to mechanic’s and materialmen’s liens, (2) that Seller, Purchaser and the any other Tenants (and agents and contractors performing construction work on their behalves) are the only parties in possession of the Property, (3) the absence of (or indemnity against) any pending or outstanding suits or judgments against either Seller or encumbering the Property, and (4) any other customary matters that the Title Company may reasonably request;

(xiii)                          The Settlement Statement (as defined in Section 10.6, below) and Seller’s Contribution (as defined below);

(xiv)                         A certificate to Purchaser regarding all of Seller’s representations and warranties, in the form attached as Exhibit L;

(xv)                            An estoppel certificate executed by TST Woodland, L.L.C. confirming certain items related to that certain Declaration of Protective

Covenants dated February 25, 1986, as amended, in the form attached as Exhibit N;

(xvi)                         An estoppel certificate executed by JLL (as hereinafter defined) confirming that no party other than VeriSign, Inc., in its personal capacity, owes JLL any brokerage commission in connection with the transactions contemplated herein; and

(xvii)                      In accordance with the requirements of, and to effectuate the terms of, that certain Letter Agreement dated as of May 15, 2003 between Seller and VeriSign, Inc., (a) an amendment to the Declarant Letter and the Second Declarant Letter dated as of July 19, 2001 by TST Woodland, L.L.C. to VeriSign, Inc., agreed to by TST Waterview I, L.L.C., (b) an amendment to the Ninth Amendment to Declaration of Protective Covenants dated as of July 19, 2001, and (b) an amendment to the Option Agreement dated as of July 19, 2001 between TST Waterview I, L.L.C., as amended by the First Amendment to Option Agreement dated as of July 19, 2001 (collectively, the “Waterview Documents”).  VeriSign, Inc. and Seller shall negotiate in good faith to finalize the Waterview Documents by not later than May 23, 2003.

Such other documents, instruments, affidavits and agreements as may be reasonably necessary or appropriate to complete the closing of the transaction contemplated hereby, or otherwise required by the terms of this Agreement (whether before or after Closing),  provided the same do not modify the rights and obligations of Seller under this Agreement in more than a de minimis manner.

(b)                                 Purchaser shall deliver or cause to be delivered to Escrow Agent the following items and/or documents (duly executed and acknowledged where appropriate):

(i)                                     The Purchase Price, as adjusted to reflect Purchaser’s and Seller’s share of closing costs and any fees payable thereby, and any allocation of Purchaser’s Contribution and Seller’s Contribution, as more particularly set forth herein (including in all events Purchaser’s payment of the premium for the Title Policy and any costs necessary to cure any monetary defaults then outstanding under the Lease, if any);

(ii)                                  Two counterparts of the Assignment;

(iii)                               Any and all information required by the Title Company to comply with the real estate reporting requirements set forth in Section 6045(e) of the Internal Revenue Code of 1986, as amended;

(iv)                              Evidence reasonably acceptable to the Title Company as to the authority of the person or persons executing documents on behalf of Purchaser

(if required), and such other reasonable and customary documents and submissions as are required of Purchaser by the Title Company under Schedule B-1 of its title commitment in order to issue the Title Policy;

(v)                                 The Settlement Statement and Purchaser’s Contribution (as defined below);

(vi)                              Such other documents, instruments, affidavits and agreements as may be reasonably necessary or appropriate to complete the closing of the transaction contemplated hereby, or otherwise required by the terms of this Agreement (whether before or after Closing), and provided the same do not modify the rights and obligations of Purchaser under this Agreement in more than a de minimis manner;

(vii)                           Such information as Seller may reasonably require to confirm for itself (but not as a condition to Closing) that the transaction contemplated hereby does not violate any applicable ERISA requirement; and

(viii)                        The Waterview Documents.

(c)                                  Purchaser and Seller each agrees to use commercially reasonable efforts to deliver the funds required of it at Closing by wiring the same to Escrow Agent so that the wire may be confirmed in time to allow Closing to occur as required hereunder.

(d)                                 Upon (A) receipt of all items specified above, (B) the satisfaction or written waiver of all conditions precedent to Closing, and (C) the Title Company issuing (or unconditionally and irrevocably committing to issue) the Title Policy, Escrow Agent shall close the transaction in accordance with written closing instructions not inconsistent herewith that Escrow Agent may receive from Purchaser’s, Seller’s, and Purchaser’s synthetic lessor’s (or other lender’s) respective legal counsel; provided, that in no event shall such instructions conflict with each other.

10.3.                        Seller shall pay the cost of preparing the Deed, the costs associated with releasing any encumbrances of record, and recording fees charged by the Clerk of Court.  Purchaser and Seller shall each pay one-half (1/2) of the cost of all transfer and recordation taxes associated with recordation of the Deed and the Virginia’s grantor’s tax).  Purchaser shall pay all transfer and recordation taxes associated with any financing of Purchaser’s acquisition of the Property, the costs and fees for title examination and title insurance, survey costs and the costs of recording the Conveyance Documents.  Each party shall pay its own attorney’s fees.  The parties shall divide equally any escrow fees.  Any other closing costs not set forth above shall be negotiated between the parties and allocated in a commercially reasonable fashion based on then current custom and practice.

10.4.                        To the extent Closing occurs prior to what would have been the first Rent Commencement Date under the Lease (i.e., December 1, 2002), all expenses with respect to the

Property through the date of Closing will be paid by Seller, and, after Closing, certain expenses associated with the Property pending the Last Rent Commencement Date (i.e., August 1, 2003) will be payable by Purchaser on a phased basis as provided for in the Lease.  Accordingly, all real estate taxes, assessments, personal property taxes, rents and other charges, interest (if any), operating expenses, utility charges, real estate tax passthroughs, common area maintenance costs, merchants’ association dues or promotion fees (if any), security charges, any and all rent and other charges due from one party to the other under the Lease, and any and all other proratable charges and expenses shall be prorated between Purchaser and Seller as of midnight prior to Closing consistent with the relative obligations of the parties pursuant to the Lease.  All such charges will be payable by Purchaser as of August 31, 2003.  To the extent any utility deposits or similar deposits (i) have been made by Seller, (ii) are in effect with respect to the Property, and (iii) are not refunded to Seller upon conveyance of the Property (or directly refundable to Seller upon completion of Seller’s Construction Obligations), Purchaser shall credit to Seller at Closing an amount equal to such deposits, together with any interest then earned thereon.  Seller shall pay in full any and all leasing commissions or other compensation with respect to the Lease and the initial term of all Other Leases, if any, and other tenancies in effect as of the Closing Date, if any, and Seller shall pay in full the Broker’s commission, if any, pursuant to Section 14 hereof.  The amount of any Seller’s Contribution shall be deducted from the Purchase Price and the amount of any Purchaser’s Contribution shall be credited to the Purchase Price.  To the extent any special assessments are levied against the Property prior to Closing by virtue of any agreement between Seller (or any Seller Affiliate) and any governmental authority pursuant to which improvements to Woodland Park which were otherwise required to be performed at the expense of Seller or Seller Affiliates are performed instead by such governmental authority, such special assessment shall be paid (or, if permitted by its terms to be paid after Closing in installments, indemnified against or otherwise provided for) by Seller and such Seller Affiliates.

10.5.                        At Closing, to the extent Seller has failed to make provision therefor out of the settlement proceeds or otherwise to the Title Company’s reasonable satisfaction, Purchaser shall have the right, at Purchaser’s option and in Purchaser’s sole discretion, to pay off and discharge, or bond over (if the Title Company will provide clean title insurance to Purchaser as a result thereof) any and all mortgages, deeds of trust, judgments, liens and any other type of encumbrance securing an indebtedness of any type or nature which encumbers the Property at the time of Closing, so that the Property can be conveyed free and clear thereof.  All amounts so paid by Purchaser, including any penalties and other costs, shall be deducted from the Purchase Price.

10.6.                        At the Closing, Purchaser and Seller shall execute and deliver a settlement statement (the “Settlement Statement”) which accurately reflects all of the payments, credits, charges, adjustments and prorations provided for herein.   Escrow Agent shall prepare an initial draft of such Settlement Statement, and the parties will work together reasonably and in good faith to agree upon an approved Settlement Statement (and neither Seller nor Purchaser shall unreasonably withhold its agreement and consent to the Settlement Statement) at least two (2) business days prior to the scheduled Closing Date.

10.7                           If Closing occurs after the Last Rent Commencement Date, Purchaser shall pay all Rent due under the Lease until Closing.  If Closing occurs prior to the Last Rent Commencement Date, then, during the Payment Period (as defined in Section 11.2 below), Seller shall pay to Purchaser, not later than the tenth (10th) day of each calendar month during the Payment Period, the Free Rent Funds Amount.  If any such payment is not timely made, then Purchaser shall have the right to make a Purchaser Requisition to fund such amount out of the Escrow Funds.  Upon any assignment of this Agreement by Purchaser to a designee for purposes of facilitating a synthetic lease or other off-balance sheet financing, as permitted under Section 15.1, Purchaser shall not be obligated to assign the right to receive the payments described in this Section 10.7 from Seller, but may retain the right to receive such payments.  The Last Rent Commencement Date shall be deemed to be August 1, 2003.  As used herein, the term “Free Rent Funds Amount” shall mean that amount, calculated on a daily basis from time to time, equal to the sum of: (1) product of (a) the quotient of (i) the product of (A) the Net Purchase Price (on a per rentable square foot basis, based upon the number of rentable square feet in the Premises for which a Rent Commencement Date shall not have occurred), multiplied by (B) seven percent (7.0%) per annum (compounded monthly), divided by (ii) three hundred sixty-five (365), multiplied by (b) the number of days in the Payment Period; plus (2) two and 50/100 dollars ($2.50) per annum (pro-rated on a per diem basis) per rentable square foot for which a Rent Commencement Date has not occurred (escalated at three percent (3.0%) per annum from and after the date of the Lease) per day for each day during the Payment Period (which is a mutually agreed upon amount on account of costs incurred in connection with utilities, services and taxes provided during the period of construction of the Initial Installations by Purchaser (as Tenant under the Lease).  Purchaser and Seller agree that the “Free Rent Funds Amount” shall be payable at Closing in accordance with Schedule 10.7 attached hereto.

11.                                 Certain Defined Terms/Synthetic Provisions.

11.1.                        Within ten (10) days after request of Seller after execution and delivery of this Agreement, Purchaser shall notify Seller in writing (i) of the date upon which Purchaser’s commitment for the Synthetic Lease expires by its terms, which Purchaser shall use good faith efforts to cause to be not less than ninety (90) days after the Review Period Expiration Date (the “Commitment Expiration Date”), and (ii) of the date upon which Purchaser anticipates consummating Closing hereunder, assuming the conditions for Closing have been satisfied (the “Estimated Closing Date”).

11.2                           The following terms shall have the meanings set forth below (and any capitalized term used which has not been defined herein shall have the same meaning as provided in the Lease modified as the context may reasonably require):

“Net Purchase Price” shall mean the Purchase Price payable by Purchaser under this Agreement, as adjusted for the closing costs and prorations specified in Sections 10.3 and 10.4 pursuant to the Settlement Statement.

“Payment Period” shall mean the period commencing on and including the Closing Date and continuing through the Last Rent Commencement Date under the Lease.

“Purchaser’s Contribution” shall mean the then unpaid, unamortized portion of the Supplemental Allowance at such time.

“Seller’s Agents” shall mean Landlord’s Agents as defined in the Lease.

“Seller’s Construction Obligations” shall mean Landlord’s Work.

“Seller’s Contribution” shall be an amount equal to any then unfunded portion of Landlord’s Contribution and/or Supplemental Allowance (as defined in the Work Agreement), and Escrow Agent shall be obligated to apply the full amount of such sums as Purchaser may properly direct.

“Synthetic Lessor” shall mean [Not Applicable].

“Synthetic Lease” shall mean [Not Applicable].

11.3                           Seller and Escrow Agent each acknowledges that, for purposes of a synthetic lease transaction, VeriSign, Inc., or its designee, may need to serve as the Construction Agent for the synthetic lessor (but only as between the synthetic lessor and VeriSign) in connection with any improvements to the Building.  Each agrees to cooperate with Purchaser in reasonably effectuating such requirement, provided the same does not adversely modify any of the rights or obligations of either Seller or Escrow Agent under this Agreement in more than a de minimis respect to which Seller or Escrow Agent do not agree in their reasonable discretion.

12.                                 Indemnifications.

12.1.                        Seller agrees to indemnify, hold harmless and defend Purchaser from and against all third party claims, actual (non-consequential) damages, liabilities, costs and/or expenses (including reasonable attorney’s fees and court costs) (collectively “Claims”) incurred or sustained by Purchaser in connection with the following:

(a)                                  The obligations of Seller as the owner and developer of the Property to the extent accruing prior to Closing in connection with the ownership, management, operation, use, occupancy, maintenance, construction and repair of the Property, other than those costs, expenses and obligations (the “Closing Costs”) that are taken into account as closing adjustments to the Purchase Price and are shown on the Settlement Statement and except to the extent the same are Purchaser’s responsibility under the Lease;

(b)                                 The failure of Seller to comply with the provisions of any bulk sales law or similar Law that may be applicable to the transaction contemplated by this Agreement;

(c)                                  The failure of Seller to comply with its obligation to pay any broker or agent a commission or other compensation with respect to the purchase and sale of the Property;

(d)                                 Any construction or similar obligation in connection with the Approved Zoning (as defined in the Lease); and/or

(e)                                  Any breach of this Agreement by Seller, subject to all applicable terms and conditions of this Agreement (including, without limitation, the provisions of Section 13.1 and Section 15.6 of this Agreement).

12.2.                        Purchaser agrees to indemnify, hold harmless and defend Seller from and against all Claims incurred or sustained by Seller in connection with the following:

(a)                                  The obligations of Purchaser as the owner, but not the developer, of the Property to the extent accruing on or after Closing in connection with the ownership, management, operation, use, occupancy, maintenance, construction and repair of the Property, other than the Closing Costs and except to the extent, if any, the same are Seller’s responsibility under this Agreement after Closing; and/or

(b)                                 Any Claim occurring prior to Closing which Purchaser, as Tenant under the Lease, would have been liable for under the Lease, but was not due to the operation of Sections 32.4(c) and 32.4(d) of the Lease.

(c)                                  Any breach of this Agreement by Purchaser, subject to all applicable terms and conditions of this Agreement, if and to the extent Closing occurs (it being understood that Purchaser shall not be liable more than once under the Lease and this Agreement for the same Claim).

13.                                 Remedies.

13.1.                        (a)                                  If, as of the Closing Date, there shall have been a failure of any condition to Closing pursuant to Section 8.1 of this Agreement due to any “Seller Default” (as hereinafter defined) (with a non-Seller Default situation being covered in Section 8.2), then, subject to Purchaser’s right to extend Closing as set forth in Section 8.2, above, Purchaser shall have the option, at its election and sole discretion: (i) to terminate this Agreement; or (ii) to require specific performance of Seller’s obligation to convey and deliver the Property (including signing and delivering any Conveyance Documents) as required under this Agreement and/or to require specific performance of any other non-de minimis obligation of Seller specified in this Agreement and/or to obtain any other appropriate equitable relief (including, without limitation, the rescission or removal of any title matters entered into in violation of this Agreement, whether such rescission or removal is sought before or after Closing); or (iii) to close the transaction contemplated by this Agreement despite such Seller Default, and, in connection with either (i), (ii) or (iii) above, pursue the remedies described in this Section 13 (including the right to obtain damages in certain instances) by virtue of such failure of condition due to Seller Default.  Upon any termination of this Agreement, Seller and Purchaser shall each be released from any and all further liability under this Agreement (other than under provisions which by their terms specifically survive any termination of this Agreement).

(b)                                 Notwithstanding anything in this Agreement to the contrary, if a failure of a condition is due to a Seller Default, and if either (1) Purchaser was ready, willing and able to close hereunder but did not on account of such Seller Default or (2) Purchaser closed despite such Seller Default, then, in addition to Section 13.1(a) above, Purchaser shall also be entitled to certain damages from Seller as more fully set forth below.  The aggregate liability of Seller to Purchaser for damages arising pursuant to or in connection with any and all Seller Defaults under this Agreement, including any breaches of the representations, warranties, indemnifications, covenants and/or other obligations of Seller under this Agreement, shall not exceed the following types and amounts of damages, as applicable:

(i)                                     for actual damages (which term, as used in this Section 13.1(b)(i) shall be deemed to exclude consequential and punitive damages) arising pursuant to or in connection with a Seller Default which is not a Material Seller Default or an Uncapped Seller Default,  five million dollars ($5,000,000.00) (the “General Default Cap”); and

(ii)                                  for actual damages (which, notwithstanding anything herein to the contrary, shall include any quantifiable economic detriment to Purchaser suffered as a result of Purchaser’s inability to effectuate a synthetic lease or other off-balance sheet transaction) arising pursuant to or in connection with a Material Seller Default, ten million dollars ($10,000,000.00) (the “Willful Default Cap”); and

(iii)                               for actual damages arising pursuant to or in connection with an Uncapped Seller Default, no limit.

Notwithstanding anything contained herein to the contrary, Seller shall have no liability to Purchaser for a Seller Default hereunder unless the claims for any and all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000), in which event the full amount of such claims shall be actionable.

(c)                                  For purposes of this Agreement, the following terms shall have the following meanings:

“Seller Default” shall mean any breach of this Agreement by Seller (including any breach of the representations, warranties, indemnifications, covenants and/or other obligations of Seller under this Agreement), which (i) adversely affects Purchaser or the Property, (ii) is not cured within the period which may be provided therefor, if any, pursuant to Section 8.2, and (iii) is caused by an act or omission within Seller’s control.  A Seller Default shall include a Material Seller Default and an Uncapped Seller Default.  For purposes of this definition, the term Seller shall include any Seller Affiliate.

“Uncapped Seller Default” shall mean any breach of this Agreement by Seller due to:  (i) Seller’s fraud or malicious conduct; (ii) any of the matters indemnified against by Seller pursuant to Section 12.1(a); (iii) any failure to pay brokerage fees or commissions under this Agreement or the Lease; and/or (iv) the performance (or non-performance) of Seller’s Construction Obligations.  For purposes of this definition, the term Seller shall include any Seller Affiliate.

“Material Seller Default” shall mean the following, but solely to the extent the same continues after Seller’s failure to cure within the period (if any) otherwise provided for above in connection with the definition of the term “Seller Default”:  Seller’s breach of any provision of this Agreement (including any breach of the representations, warranties, indemnifications, covenants and/or other obligations of Seller under this Agreement) which is caused by an act or omission within Seller’s control if such breach prevents Purchaser’s acquisition of the Property or if such breach is (or would be, without Purchaser’s indemnity) the primary basis upon which Synthetic Lessor declines (or would, without Purchaser’s indemnity, reimbursement obligation or other extraordinary measures, decline, as reasonably substantiated in writing) to close on the financing of Purchaser’s acquisition of the Property.  For purposes of this definition, the term Seller shall include any Seller Affiliate.

“Guarantor” means the Fund.

(d)                                 Guarantor hereby executes this Agreement for purposes of evidencing its agreement to maintain a net worth during the applicable survival period of Seller’s obligations hereunder in an amount not less than one hundred million dollars ($100,000,000), and to execute and deliver the Guaranty (as defined below).

(e)                                  Notwithstanding any other provision of this Agreement to the contrary, Seller’s liability for its obligations under this Agreement shall be limited to Seller’s interest in all of Waterview (including the net proceeds of insurance, condemnation and sale thereof) (collectively, the “Project”), and, except as expressly provided in the Guaranty, Purchaser shall not look to any other property or assets of Seller or the property or assets of any partner, member, shareholder, director, officer, principal, employee or agent, directly and indirectly, of Seller or any Seller Affiliate (collectively, the “Seller Parties”) in seeking either to enforce Seller’s obligations under this Agreement or to satisfy a judgement for Seller’s failure to perform such obligations; and none of the Seller Parties shall be personally liable for the performance of Seller’s obligations under this Agreement; provided, however, that in certain limited circumstances, the liability of Seller may be satisfied through a direct claim by Purchaser against, and shall be guarantied to Purchaser by, Guarantor pursuant to the terms of that certain Guaranty attached as Exhibit M (the “Guaranty”).  The executed Guaranty shall be delivered by Seller to Purchaser within three (3) business days after date of execution and delivery of this Agreement by Seller.  Failure of Seller to deliver the Guaranty within such time period shall be a Seller Default hereunder.

13.2.                        The parties agree that, because the Lease will remain in full force and effect if Purchaser defaults in its obligation to purchase the Property at Closing pursuant to the terms of this Agreement, Seller’s damages will be limited to compensation for its expenses and efforts associated with attempting to proceed with this transaction.  Thus, Purchaser and Seller agree that, provided Seller is ready, willing and able to close and Purchaser fails to close hereunder, then (a) this Agreement shall terminate and the Lease shall continue in full force and effect, and (b) Purchaser shall be obligated to reimburse Seller for all reasonable, out of pocket third party expenses incurred by Seller in connection with performing its obligations under this Agreement (including reasonable attorneys’ fees), not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate (the “Reimbursement Amount”).  Seller shall not be entitled to any other rights or remedies against Purchaser as a result of Purchaser’s default hereunder, and in no event whatsoever shall Purchaser be liable to Seller for damages or otherwise on account of any default by Purchaser hereunder.  Further, Seller shall not be entitled to the Reimbursement Amount for termination of this Agreement occurring for any reason other than Purchaser’s default. Purchaser’s payment of the Reimbursement Amount pursuant to this Section shall be Seller’s sole and exclusive remedy at law or in equity.  Seller waives any and all equitable remedies, including, without limitation, the right to specific performance of this Agreement.

13.3.                        In connection with any effort by Purchaser to effectuate the transaction contemplated hereby through a synthetic lease or other off-balance sheet type transaction,  Purchaser shall promptly provide to Seller, once it has received a written commitment for financing of a synthetic lease or other off-balance sheet financing, written notice of same and a list of the material conditions that are required to be satisfied in order to close thereunder.  Purchaser shall not be entitled to claim a Material Seller Default in relation to satisfying the requirements of Purchaser’s synthetic lessor unless (i) Seller was made aware of the specific requirements with which it was required to comply, (ii) such requirements are consistent in all material respects with the requirements and obligations imposed upon Seller under this Agreement and under the Lease, and (iii) such requirements are within Seller’s reasonable control.  Without limiting the generality of the foregoing, Seller will cooperate in good faith (at no material cost to Seller) in order to enable Purchaser to structure the acquisition as a synthetic lease or other form of off-balance sheet type transaction.  For purposes of this subsection, the term Seller shall include “Seller’s Affiliates.”

13.4.                        The limitations on recovery of damages from either party to the other under this Agreement shall not apply to any reasonable costs of collection (including any reasonable attorney’s fees) incurred by the prevailing party in any legal action to enforce its rights and remedies under this Agreement; and in the event any legal action is brought to enforce any applicable provision of this Agreement, the prevailing party in such legal action shall have the right to recover from the non-prevailing party its reasonable attorney’s fees and court costs.

13.5                           (a)                                  Within twenty (20) days after Purchaser notifies Seller of the Estimated Closing Date and Commitment Expiration Date as set forth in Section 11.1,  Seller shall provide a written notice to Purchaser indicating the following: (i) any representations or warranties under this Agreement which Seller then knows to be untrue in any material respect, irrespective of the cause; (ii) any conditions precedent to Purchaser’s obligation to close hereunder which Seller knows would not be satisfied if Closing were to proceed as of the Estimated Closing Date, irrespective of the cause; and (iii) any other Material Seller Default which is then known to Seller.  In the event any such matter disclosed in such written notice would, in Purchaser’s good faith opinion, constitute a Material Seller Default hereunder, Purchaser shall so notify Seller in writing promptly thereafter.

(b)                                 Purchaser and Seller agree to act at all times in good faith in the performance of their respective obligations, and in the enforcement of their respective rights, under this Agreement, in furtherance of the mutual goal of consummating the purchase and sale of the Property as contemplated hereby.

14.                                 Brokers.  Each party hereby represents and warrants to the other that it has not engaged, dealt with or otherwise discussed this transaction with any broker, agent or finder other than Jones Lang LaSalle Americas, Inc. (“JLL”).  VeriSign, Inc., in its individual capacity (i.e., but not any COPT Entity), shall pay any broker’s commission due to JLL for the transaction contemplated by this Agreement.  Each party agrees to indemnify and hold the other harmless from and against any claim arising out of a breach of the foregoing representations.  The cap in Section 13.1 above shall not apply to the indemnification obligations under this Section 14.

15.                                 Miscellaneous.

15.1.                        The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.  Purchaser shall have the absolute and unfettered right, by giving Seller notice on or before the Closing Date, to assign this Agreement at (or, if required by a synthetic lease or other off-balance sheet transactions, prior to) Closing and to require Seller to convey the Property at Closing in accordance with this Agreement to any person or entity designated by Purchaser in such notice (each, a “Permitted Assignee”), provided: (i) Seller’s consent to the foregoing shall be required (but shall not be unreasonably withheld, conditioned or delayed beyond five (5) days) unless (a) such designated entity is an affiliate of Purchaser, (b) such assignment is made as a part of a sale leaseback, synthetic leasing, off-balance sheet financing or other financing arrangement pertaining to the Property, or (c) any of (1) Corporate Office Properties Trust (“COPT”), (2) Corporate Office Properties, L.P. (“COPLP”), (3) COPT Acquisitions, Inc., a wholly-owned subsidiary of COPT, or (4) any entity controlled by, controlling or under common control with COPT or COPLP in which either COPT or COPLP shall have at least a 10% equity ownership interest (any of subclauses (1) through (4), a “COPT Entity”); and provided further that (ii) such assignment shall not in any way constitute an assignment of, nor relieve Purchaser of any obligations under, the Lease so long as the same stays in effect, and (iii) such assignment shall not in any way relieve Purchaser of its obligations and liability under this Agreement; provided, however, that in the case of an assignment under Section 15.1(i)(c) only, Seller shall release Purchaser hereunder if such obligations and liabilities are expressly assumed in writing by such Permitted Assignee.  Upon any assignment of this Agreement by Purchaser to a designee for purposes of facilitating a synthetic lease or other off-balance sheet financing, Purchaser shall not be obligated to assign the right to receive the payments described in Section 11.9, from Seller, but may retain the right to receive such payments.  Notwithstanding anything in this Agreement or the Lease to the contrary, Seller shall not have the right to assign this Agreement or sell or otherwise transfer any portion of the Property without Purchaser’s prior written consent in Purchaser’s sole and absolute discretion.

15.2.                        Whenever any notice is required or permitted hereunder such notice shall be in writing and either (a) sent by certified mail, postage prepaid, return receipt requested, or (b) given established overnight commercial courier for delivery on the next business day with delivery charges prepaid or duly charged, or (c) personally hand-delivered, to the addresses set forth below:

As to Seller:                                                                               TST Waterview I, L.L.C.

c/o Tishman Speyer Properties, L.P.

8270 Greensboro Drive

Suite 810

McLean, VA 22102

Attn: Regional Director

and:                                                                                                                         Tishman Speyer Properties, L.P.

520 Madison Avenue

New York, NY 10022

Attn: General Counsel

and:                                                                                                                         Tishman Speyer Properties, L.P.

520 Madison Avenue

New York, NY 10022

Attn: Chief Financial Officer

and:                                                                                                                         Hogan & Hartson, L.L.P.

8300 Greensboro Drive

McLean, Virginia  22102

Attn: Dennis K. Moyer, Esq.

As to Purchaser:                                                       VeriSign, Inc.

487 E. Middlefield Road

Mountain View, CA  94043

Attn:  Jade Dauser

with copies to:                                                                  VeriSign, Inc.

487 E. Middlefield Road

Mountain View, California 94043

Attn:  Veronica Curet, Esq.

and:                                                                                                                         VeriSign, Inc.

21355 Ridgetop Circle

Dulles, Virginia  20166

Attn:  Bobby Turnage, Esq.

and:                                                                                                                         Jones Lang LaSalle Americas, Inc.

8484 Westpark Drive, Suite 710

McLean, Virginia 22102

Attention:  A. Jefferson Groh

Senior Vice President

and:                                                                                                                         Piper Rudnick LLP

1200 Nineteenth Street, N.W.

Washington, D.C. 20036-2412

Attn: Jeffrey R. Keitelman, Esq.

As to Escrow Agent:                                Anchor Title Insurance Company

10715 Charter Drive

Suite 100

Columbia, Maryland  21044

Attn:  M. Charlotte Powel

All notices hereunder shall be deemed effective upon the earlier to occur of actual receipt or refusal of delivery, irrespective of the manner of delivery.

15.3.                        Seller and Purchaser agree to execute, acknowledge and deliver any further agreements, documents, certificates or instruments that are reasonably necessary to carry out the transaction contemplated by and consistent with the terms of this Agreement, whether before or after Closing.

15.4.                        No amendment to this Agreement shall be binding on Seller or Purchaser unless such amendment is in writing and executed by both Seller and Purchaser.  Escrow Agent’s execution of an amendment shall not be required except to the extent such amendment specifically affects Escrow Agent’s rights and obligations under this Agreement.

15.5.                        This Agreement and all transactions hereunder shall be governed by the laws of the Commonwealth of Virginia without regard to the application of choice of law principles.  The rule that an Agreement should be construed against the party drafting it shall not apply to this Agreement because both parties have played a significant role in negotiating and drafting this Agreement.

15.6.                        All representations, warranties, covenants and indemnities contained in this Agreement shall survive the Closing indefinitely (subject to any applicable statute of limitations); provided any provision which, by its terms, includes a specific survival time limitation, shall survive only for the period corresponding to such time limitation.

15.7.                        Time is of the essence of each and every provision of this Agreement.  However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the Commonwealth of Virginia then, and in such event, such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday.

15.8.                        If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

15.9.                        All risk of loss to the Property occurring prior to the Closing, and all liabilities and expenses arising from the Property with respect to any period prior to the Closing shall be borne and paid for by Seller, except as otherwise provided in Section 9, above.

15.10.                  The date on which Seller and Purchaser have executed and delivered this Agreement shall be deemed the “Effective Date” and shall be inserted on the first page of this Agreement.

15.11.                  A short form memorandum of this Agreement may be recorded at any time after the Effective Date.  Seller acknowledges that Purchaser, at Purchaser’s expense, may, but shall not be obligated to, record a short form memorandum in form reasonably acceptable to Seller and Purchaser.  In the event this Agreement is terminated and a memorandum has been recorded, Seller and Purchaser agree to execute, notarize and record a release of such memorandum upon demand by Seller, and same shall be at Seller’s cost.  Notwithstanding the foregoing, if the Permitted Assignee is a COPT Entity no memorandum will be required.

15.12.                  This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which together shall constitute one and the same instrument.

15.13.                  This Agreement (and any document referenced herein to be incorporated herein, such as the Lease) contains the entire agreement of the parties and supersedes all prior oral and written agreements, negotiations, letters of intent, proposals, representations, warranties, covenants and discussions between the parties.  In the event of any conflict between the terms and provisions of this Agreement and any document referenced herein to be incorporated, such as the Lease, the terms and provisions of this Agreement shall control.

15.14.                  Headings in this Agreement are used for convenience only and shall not be considered when construing this Agreement.

15.15.                  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER.  EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION, PROCEEDING,

CLAIM OR COUNTERCLAIM AT THE ADDRESS SET FORTH FOR SUCH PARTY IN SECTION 15.2 HEREOF PROVIDED HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT SUCH ADDRESS.

15.16.                  Purchaser and Seller shall maintain strict confidentiality of all aspects of this Agreement and associated negotiations and inspections, including without limitation, any information obtained through the due diligence process.  Except as may be required by law or court order, neither Purchaser nor Seller shall divulge any information to other persons or entities, including without limitation, appraisers, real estate brokers or competitors of Seller or Purchaser.  Notwithstanding the foregoing, Purchaser and Seller shall be permitted to divulge such information, on a need-to-know basis, to attorneys, engineers, consultants, lenders, investors and/or experts retained by Purchaser or Seller who agree to keep such matters confidential (collectively, “Consultants”).  After Closing, Seller specifically agrees not to use Purchaser’s name, or state that the Property has been sold or acquired or words of similar import, it being understood that the conveyance to be effectuated hereby is intended to be a synthetic lease or similar off-balance sheet type transaction.  Seller acknowledges the sensitivities involved with same and agrees that any press or similar release will be made only in a form approved in advance by Purchaser and Seller.  The provisions of this paragraph shall survive Closing and any termination of this Agreement.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to divulge any information with respect to this Agreement and the transactions contemplated herein to any Permitted Assignee and any Consultant of any Permitted Assignee.  Further notwithstanding the foregoing, Seller acknowledges that Purchaser is affiliated with a publicly-held corporation, the securities of which are traded on a national securities exchange.  Seller further acknowledges that Purchaser and that affiliate may be compelled by considerations of legal obligation, fiduciary and public responsibility, commercial pragmatism and established corporate policy, to issue a public press release announcing that it has entered into this Agreement and stating the material terms hereof, and Seller agrees not to unreasonably withhold its consent to any such press release and consents to all additional statements and disclosures Purchaser may reasonably make in responding to inquiries arising as a result of any such press release.

15.17.                  Notwithstanding anything in this Agreement to the contrary, if a synthetic lessor requires, as a condition of closing (and only after committing in writing to make a loan to Purchaser or Purchaser’s designee as necessary to satisfy the requirements for a synthetic lease or other off-balance sheet financing) that modifications to this Agreement be obtained, and provided that such modifications (a) do not increase or adversely modify, other than in a de minimis fashion, either Seller’s or Guarantor’s rights, obligations and liabilities as set forth herein (or in the Guaranty, as applicable), and (b) do not decrease the sums to be paid to Seller under this Agreement, then Seller shall not unreasonably decline to execute, acknowledge and deliver an amendment to this Agreement evidencing such modifications within ten (10) days after Seller’s receipt thereof.

16.                                 Arbitration of Certain Disputes.

16.1.                        If arbitration is specifically agreed upon hereunder as a dispute resolution procedure, the arbitration shall be conducted as provided in this Section. All arbitration proceedings shall be conducted on an expedited basis according to the Commercial Arbitration Rules of the American Arbitration Association.  No action at law or in equity in connection with any dispute which is expressly made subject to arbitration in this Agreement shall be brought until arbitration hereunder shall have been waived, either expressly or pursuant to this Section (or if Escrow Agent submits a disputed to a judicial determination, as provided for above).  The judgment upon the award rendered in any arbitration hereunder shall be final and binding on both parties hereto and may be entered in any court having jurisdiction thereof.  During any arbitration proceeding pursuant to this Section, the parties shall continue to perform and discharge all of their respective obligations under Section 11, except as otherwise provided herein.

16.2.                        All disputes that are specifically required to be arbitrated in accordance with this Agreement shall be limited to the particular matters in dispute as established under the various written objection notice procedures set forth herein. All disputes that are specifically required to be arbitrated shall be raised by notice to the other party and Escrow Agent, which notice shall state with particularity the nature of the dispute and the demand for relief, making specific reference to the provisions alleged to have given rise to the dispute.  The notice shall also refer to this Section and shall state whether or not the party giving the notice demands arbitration under this Section. Within ten (10) days of any demand for arbitration, each of Purchaser and Seller shall appoint one (1) arbitrator, and within five (5) days of their appointment, the two (2) arbitrators thus selected shall jointly select a third (3rd) arbitrator.  All arbitrators shall have at least ten (10) years’ experience in commercial real estate construction or legal matters, as applicable, to act as arbitrator hereunder.  If either party fails to select an arbitrator within the initial ten (10) day period, or if the two (2) arbitrators are unable to agree upon a third (3rd) arbitrator, then, upon the request of either party, the remaining arbitrator(s) shall be appointed by The American Arbitration Association.  The arbitration proceedings shall take place at a mutually acceptable location in the Washington, D.C./Northern Virginia metropolitan areas.

16.3.                        Within three (3) days after a matter is submitted to arbitration, each side shall make a written presentation to the arbitrator(s) (which may be a joint presentation or an independent presentation).  The arbitrator(s) and the parties shall then schedule a meeting as soon thereafter as is reasonably possible, for any final exchange of information, responses to the other side’s submission, and discussion and mediation bearing on the matters in dispute.  As soon as reasonably practicable after that, and, if at all possible, no later than ten (10) business days after the matter was first referred to arbitration, the arbitrator(s) shall prepare a written determination resolving the dispute (e.g., whether the objection to a Requisition or Purchaser Requisition is or is not sustained and to what extent, and/or whether or not the delay in funding a Requisition or Purchaser Requisition constitutes a Tenant Delay or Landlord Delay, and to what extent) which determination shall be binding on the parties.  The parties shall divide equally any fees or expenses charged by the arbitrator(s) in connection with rendering such decision.

16.4.                        When resolving any dispute, the arbitrator(s) shall apply the pertinent provisions of this Agreement and the Work Agreement without departure therefrom in any respect.  The arbitrator shall not have the power to change any of the provisions of this Agreement or the Work Agreement, but this Section shall not prevent in any appropriate case the interpretation, construction and determination by the arbitrator(s) of the applicable provisions of this Agreement or the Work Agreement to the extent necessary in applying the same to the matters to be determined by arbitration.

17.                                 Tax Deferred Exchange.

Seller, at the request of Purchaser, agrees to cooperate with Purchaser so that Purchaser may acquire the Property in a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (the “Exchange Transaction”).  In order to implement such Exchange Transaction, Purchaser may, upon written notice to Seller, assign its rights, but not its obligations, under this Agreement to a third party designated by Purchaser to act as a qualified intermediary (as such phrase is defined in applicable Internal Revenue Service regulations), and Seller agrees to perform its obligations under this Agreement as to any such qualified intermediary.   Notwithstanding the foregoing, Seller shall not be required, solely for the purpose of Seller’s cooperation related to Purchaser’s Exchange Transaction, to incur any other cost, expense, obligation or liability whatsoever.  Purchaser shall in all events be responsible for all incremental costs and expenses related to the Exchange Transaction, and shall fully indemnify, defend and hold Seller harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys’ fees), proceedings and causes of actions of any kind or nature whatsoever actually incurred by Seller and solely attributable to such Exchange Transaction.  The provisions of the immediately preceding sentence shall survive Closing and the transfer of title to the Property to Purchaser.  In no event whatsoever shall the Closing be delayed because of any delay relating to the Exchange Transaction.

18.                                 SEC Reporting Requirements.

For the period commencing on the Effective Date and continuing through the first anniversary of the Closing Date, and without limitation of other document production otherwise required of Seller hereunder, Seller shall, from time to time, upon reasonable advance written notice from Purchaser, provide Purchaser and its representatives, with (i) all financial, leasing and other information pertaining to the period of Seller’s ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Purchaser’s outside, third party accountants (the “Accountants”), to enable Purchaser and its Accountants to prepare financial statements and to conduct audits of such financial statements in accordance with generally accepted auditing standards, such that Purchaser shall be in compliance with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”), as applicable; (b) any other rule issued by the Commission and applicable to Purchaser; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Purchaser; and (ii) a representation letter, signed by the individual(s) responsible for Seller’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of

Certified Public Accountants, which representation letter may be required by the Accountants in order to render an opinion concerning Seller’s financial statements.  Notwithstanding the foregoing, Seller shall not be required, solely for the purpose of Seller’s cooperation pursuant to this Section 18, to incur any cost, expense, obligation or liability, whatsoever, all of which shall be borne by Purchaser.

19.                                 VeriSign’s Representation and Warranty.

VeriSign, Inc. represents and warrants to Seller, as of the Effective Date, that the Lease is in full force and effect, and VeriSign, Inc. has no knowledge of any actual or threatened default by Seller under the Lease.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the dates set forth beneath their respective signatures below.

PURCHASER:

VERISIGN, INC., a Delaware corporation

By:	/s/ Dana Evan
Name:	Dana Evan
Title:	Executive Vice President

SELLER:

TST WATERVIEW I, L.L.C, a Delaware limited liability company

By:
Name:
Title:

ESCROW AGENT:

ANCHOR TITLE INSURANCE COMPANY, a Maryland corporation, as agent for Ticor Title Insurance Company (executing not as a party hereto but solely to the extent contemplated by the specific provisions hereof)

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the dates set forth beneath their respective signatures below.

PURCHASER:

VERISIGN, INC., a Delaware corporation

By:
Name:
Title:

SELLER:

TST WATERVIEW I, L.L.C, a Delaware limited liability company

By:	/s/ Burton Lehman
Name:	BURTON LEHMAN
Title:	VICE PRESIDENT

ESCROW AGENT:

ANCHOR TITLE INSURANCE COMPANY, a Maryland corporation, as agent for Ticor Title Insurance Company (executing not as a party hereto but solely to the extent contemplated by the specific provisions hereof)

By:
Name:
Title:

JOINDER OF GUARANTOR

Guarantor hereby executes this Agreement, as of the day and year first written above, for the purpose of evidencing its agreement (i) to be bound by the provisions of Section 13.1(d) of this Agreement and (ii) to execute and deliver to Purchaser the Guaranty attached as Exhibit M hereto.

Guarantor’s liability for its obligations under the Agreement shall be limited to Guarantor’s assets (including the net proceeds of insurance, condemnation and sale of any portion thereof), and Purchaser shall not look to any property or assets of any partner, member, shareholder, director, officer, principal, employee or agent, directly and indirectly, of Guarantor or any Seller Affiliate (as defined in the Agreement) (collectively, the “Guarantor Parties”) in seeking either to enforce Guarantor’s obligations under the Agreement or to satisfy a judgment for Guarantor’s failure to perform such obligations; and none of the Guarantor Parties shall be personally liable for the performance of Guarantor’s obligations under this Agreement.

TISHMAN SPEYER/TRAVELERS REAL ESTATE VENTURE, L.P.

By: Tishman Speyer/ Travelers Associates, its general partner
By: TSCE Real Estate Venture, L.L.C., a general partner

By:	/s/ Burton Lehman
Name:	BURTON LEHMAN
Title:	VICE PRESIDENT

EXHIBIT A

PROPERTY DESCRIPTION – BUILDING PARCEL

LEGAL DESCRIPTION OF WATERVIEW I

Beginning at an iron pipe set marking the intersection of the southeasterly right-of-way line of Centreville Road (Route 657) and the southerly right-of-way line of the Dulles Access and Toll Road (Route 267);

thence with said right-of-way line of the Dulles Access and Toll Road, the following five (5) courses:

S 69° 43’ 30” E, 135.89 feet to an iron pipe found

S 72° 21’ 11” E, 275.02 feet to an iron pipe set

S 69° 04’ 14” E, 434.33 feet to an iron pipe set;

S 79° 08’ 10” E, 255.41 feet to an iron pipe set marking the point of curvature of a non-tangent curve to the left and

48.14 feet along the arc of said curve having a radius of 8,794.40 feet and a chord bearing and chord of S68° 28’ 07” E, 48.14 feet respectively,

to an iron pipe set marking the most northerly corner of now or formerly National Rural Utilities Cooperative Finance Corporation;

thence departing said Dulles Access and Toll Road and with the northerly lines of said National Rural Utilities Cooperative Finance Corporation the following four (4) courses:

S 03° 40’ 38” E, 137.16 feet to an iron pipe set marking the point of curvature of a nontangent curve to the left;

224.74 feet along the arc of said curve having a radius of 862.05 feet and a chord bearing and chord of N 82° 39’ 10” W, 224.10 feet respectively, to an iron pipe set;

S 07° 10’ 13” W, 61.29 feet to an iron pipe set and

S 87° 37’ 34” W, 300.45 feet

to an iron pipe set in the northerly right-of-way line of Woodland Park Road (Route 7806), said point marking the point of curvature of a non-tangent curve to the left;

thence with the said right-of-way line of Woodland Park Road

86.50 feet along the arc of said curve having a radius of 55.00 feet and a chord bearing and chord of S 88° 47’ 10” W, 77.86 feet respectively,

to an iron pipe set marking the northeasterly corner of TST Woodland, L.L.C.;

thence departing said Woodland Park Road and with the northerly lines of said TST Woodland, L.L.C. the following eight (8) courses:

N 46° 16’ 08” W, 45.22 feet to a point;

S 53° 38’ 47” W, 131.13 feet to a point;

N 87° 14’ 32” W, 405.49 feet to a point;

N 65° 26’ 08” W, 84.93 feet to a point;

S 84° 34’ 15” W, 175.57 feet to a point;

S 29° 04’ 19” W, 70.64 feet to a point;

S 89° 27’ 30” W, 84.90 feet to a point and

N 53° 11’ 58” W, 37.00 feet

to an iron pipe set in the aforementioned southeasterly right-of-way line of Centreville Road marking the northwesterly corner of said TST Woodland, L.L.C.;

thence with the said right-of-way line of Centreville Road the following three (3) courses:

N 36° 48’ 02” E, 334.78 feet to an iron pipe set;

N 51° 13’ 27” E, 52.19 feet to an iron pipe set and

N 36° 47’ 48” E, 352.70 feet

to the point of beginning.

Containing 497,009 square feet or 11.40976 acres of land.